PLAN AND AGREEMENT OF MERGER

         THIS PLAN AND AGREEMENT OF MERGER, dated August 11, 2003 ("Agreement"), is entered into between Strategic Capital Resources, Inc., a Florida corporation ("SCR-Florida"), and Strategic Capital Resources, Inc., a Delaware corporation ("SCR-Delaware").

                                    RECITALS

         A. The respective Boards of Directors of SCR-Florida and SCR-Delaware believe that the best interests of SCR-Florida and SCR-Delaware and their respective stockholders will be served by the merger of SCR-Delaware with SCR-Florida under and pursuant to the provisions of this Agreement and the Delaware General Corporation Law and the Florida Business Corporation Act.


         B. SCR-Delaware has an aggregate authorized capital of 25,000,000 shares of Common Stock, $.001 par value per share and 5,000,000 shares of preferred stock, $.01 par value per share ("SCR-Delaware Preferred Stock"). On June 30, 2003, there were 77,192 shares of SCR-Delaware Common Stock issued and outstanding and no shares of SCR-Delaware Preferred Stock issued and outstanding.

         C. SCR-Florida has an aggregate authorized capital stock of 25,000,000 shares of Common Stock, $.001 par value per share and 5,000,000 shares of preferred stock, $.01 par value per share ("SCR-Florida Preferred Stock"). On the date hereof, there is one (1) share of SCR -Florida Common Stock issued and outstanding and no shares of SCR-Florida Preferred Stock issued and outstanding.

                                    AGREEMENT

         In consideration of the Recitals and of the mutual agreements contained in this Agreement, the parties hereto agree as set forth below.

         1. Merger. SCR-Delaware shall be merged with and into SCR-Florida ("Merger").

         2. Effective Date. The Merger shall become effective immediately upon the later of the filing of this Agreement or a certificate of merger with the Secretary of State of Delaware in accordance with Delaware General Corporation Law and the filing of articles of merger with the Secretary of State of Florida in accordance with the Florida Business Corporation Act. The time of such effectiveness is hereinafter called the "Effective Date."

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         3. Surviving Corporation. SCR-Florida shall be the surviving corporation and shall continue to be governed by the laws of the State of Florida. The separate corporate existence of SCR-Delaware shall cease on the Effective Date.

         4. Articles of Incorporation. The Articles of Incorporation of SCR-Florida as it exists on the Effective Date shall be the Articles of Incorporation of SCR-Florida following the Effective Date, unless and until the same shall thereafter be amended or repealed in accordance with the laws of the State of Florida.

         5. Bylaws. The Bylaws of SCR-Florida as they exist on the Effective Date shall be the Bylaws of SCR-Florida following the Effective Date, unless and until the same shall be amended or repealed in accordance with the provisions thereof and the laws of the State of Florida.

         6. Board of Directors and Officers. The members of the Board of Directors and the officers of SCR-Delaware immediately prior to the Effective Date shall be the members of the Board of Directors and the officers, respectively, of SCR-Florida following the Effective Date, and such persons shall serve in such offices for the terms provided by law or in the Bylaws, or until their respective successors are elected and qualified.

         7. Conversion of Outstanding SCR-Delaware Stock. Upon the Effective Date, each issued and outstanding share of SCR-Delaware Common Stock and all rights in respect thereto shall be converted into one fully paid and nonassessable share of SCR-Florida Common Stock, and each certificate representing shares of SCR-Delaware Common Stock shall for all purposes be deemed to evidence the ownership of the same number of shares of SCR-Florida Common Stock as set forth in such certificate. After the Effective Date, each holder of an outstanding certificate representing shares of SCR-Delaware Common Stock may, at such shareholder's option, surrender the same to SCR-Florida's registrar and transfer agent for cancellation, and each such holder shall be entitled to receive in exchange therefor a certificate(s) evidencing the ownership of the same number of shares of SCR-Florida Common Stock as are represented by the SCR-Delaware certificate(s) surrendered to SCR-Florida's registrar and transfer agent.

         8. Stock Options, Warrants and Convertible Debt. Upon the Effective Date, each stock option, stock warrant, convertible debt instrument and other right to subscribe for or purchase shares of SCR-Delaware Common Stock shall be converted into a stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase the same number of shares of SCR-Florida Common Stock, and each certificate, agreement, note or other document representing such stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of SCR-Delaware Common Stock shall for all purposes be deemed to evidence the ownership of a stock option, stock warrant, convertible


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debt instrument or other right to subscribe for or purchase shares of
SCR-Florida Common Stock.

         9. Rights and Liabilities of SCR-Florida. On and after the Effective Date, and all in the manner of and as more fully set forth in Section 607.1106 of the Florida Business Corporation Act and Section 259 of the Delaware General Corporation Law, the title to all real estate and other property, or any interest therein, owned by each of SCR-Delaware and SCR-Florida shall be vested in SCR-Florida without reversion or impairment; SCR-Florida shall succeed to and possess, without further act or deed, all estates, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal and mixed, of each of SCR-Delaware and SCR- Florida without reversion or impairment; SCR-Florida shall thenceforth be responsible and liable for all the liabilities and obligations of each of SCR-Delaware and SCR-Florida; any claim existing or action or proceeding pending by or against SCR-Delaware or SCR-Florida may be continued as if the Merger did not occur or SCR-Florida may be substituted for SCR-Delaware in the proceeding; neither the rights of creditors nor any liens upon the property of SCR-Delaware or SCR-Florida shall be impaired by the Merger; and SCR-Florida shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

         10. Termination. This Agreement may be terminated and abandoned by action of the respective Boards of Directors of SCR-Delaware and SCR-Florida at any time prior to the Effective Date, whether before or after approval by the stockholders of either or both of the parties hereto.

         11. Amendment. The Boards of Directors of the parties hereto may amend this Agreement at any time prior to the Effective Date; provided that an amendment made subsequent to the approval of this Agreement by the stockholders of either of the parties hereto shall not: (a) change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of the parties hereto, (b) change any term of the Articles of Incorporation of SCR-Florida, or (c) change any other terms or conditions of this Agreement if such change would adversely affect the holders of any capital stock of either party hereto.

         12. Registered Office. The registered office of SCR-Florida in the State of Florida is located at 7691 Porto Vecchio Place, Delray Beach, Florida 33446, and David Miller is the registered agent of SCR-Florida at such address.

         13. Inspection of Agreement. Executed copies of this Agreement will be on file at the principal place of business of SCR-Florida at 7900 Glades Road, Suite 610, Boca Raton,


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Florida 33434. A copy of this Agreement shall be furnished by SCR-Florida, on request and without cost, to any stockholder of either SCR-Delaware or SCR-Florida.

         14. Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Florida.

         15. Service of Process. On and after the Effective Date, SCR-Florida agrees that it may be served with process in Delaware in any proceeding for enforcement of any obligation or SCR- Delaware or SCR-Florida arising from the Merger.

         16. Designation of Delaware Secretary of State as Agent for Service of Process. On and after the Effective Date, SCR-Florida irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any suit or other proceeding to enforce the rights of any stockholders of SCR-Delaware or SCR-Florida arising from the Merger. The Delaware Secretary of State is requested to mail a copy of any such process to SCR at 7900 Glades Road, Suite 610, Boca Raton, Florida 33434 Attention: David Miller, Chief Executive Officer.

         IN WITNESS WHEREOF, each of the parties hereto, pursuant to authority duly granted by their respective Board of Directors, has caused this Plan and Agreement of Merger to be executed, respectively, by its Chief Executive Officer and attested by its Secretary.


                                         STRATEGIC CAPITAL RESOURCES, INC.,
                                         a Florida corporation

ATTEST:

/s/ Samuel G. Weiss                      By: /s/ David Miller
-------------------------                    -----------------------------
Secretary                                     Its: Chief Executive Officer



                                         STRATEGIC CAPITAL RESOURCES, INC.,
                                         a Delaware corporation


ATTEST:

/s/ Samuel G. Weiss                      By: /s/ David Miller
-------------------------                    -----------------------------
Secretary                                     Its: Chief Executive Officer



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                     EXHIBIT TO PLAN AND AGREEMENT OF MERGER


The officers and directors of Strategic Capital Resources, Inc., a Florida corporation, and the surviving corporation, are as follows:




         Name:                            Position:
         ----                             --------

         David Miller                     President, Chief Executive Officer
                                          and Chairman of the Board

         Cary Greenberg                   Treasurer, Chief Financial Officer
                                          and Chief Accounting Officer

         Samuel G. Weiss                  Secretary, Director

         Scott Miller                     Vice President, Assistant Secretary

         Ralph Wilson                     Director

         John H. Roach, Jr.               Director


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